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Martin M. Wilson                                                   404-885-3338
                               February 24, 1998

Honorable John W. Oxendine
Insurance and Fire Safety Insurance Commissioner
7th Floor - West Tower
2 Martin Luther King Jr., Drive
Atlanta, Georgia  30334

     RE: Application of American International Group, Inc. to Acquire Control of American Bankers Insurance Group, Inc.

Dear Commissioner Oxendine:

     I am writing on behalf of Cendant Corporation and Season Acquisition Corporation (collectively, "Cendant") to bring to your attention certain contracts entered into and related agreements put in place between American International Group, Inc. ("AIG") and American Bankers Insurance Group, Inc. ("American Bankers") which provide AIG and the persons controlling AIG with "control" over American Bankers within the meaning of O.C.G.A. Section 33-13-1 without the requisite prior approval of your Department.

     O.C.G.A. Section 33-13-1 defines "control" as "the direct or indirect possession of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract...or otherwise..." (emphasis added)

     Several features of the proposed AIG transaction, which are virtually unprecedented, provide AIG with the power to direct the management and policies of American Bankers on an ongoing basis for at least six months and provide "control" over a transaction that the Supreme Court of the United States has described as one of the most important matters in the existence of a company. See Basic Inc. v. Levison, 485 U.S. 485 U.S. 224 (1988). These control provisions include the following:

          (a) the absolute control by AIG over American Bankers' ability to pursue or consider any competing transaction proposals as reflected in the "Fiduciary Sabbatical

      TROUTMAN SANDERS LLP
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Honorable John W. Oxendine
February 24, 1998
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     Provision" which precludes American Bankers' Board of Directors (the "American Bankers Board") from pursuing or even considering any transaction which might compete with the proposed AIG transaction unless AIG agrees (with no "fiduciary out" feature for 120 days) (see Section 6.2 of the AIG/American Bankers Merger Agreement);

          (b) the absolute veto power of AIG over any amendment of American Bankers' "poison pill" Rights Agreement which could facilitate any competing offer to acquire American Bankers (once again with no fiduciary out reserved to the American Bankers Board) and the delegation to AIG of determinations with respect to terminating or redeeming the outstanding Rights, extending the term of the Rights Agreement (which is scheduled to expire on March 10, 1998) and adopting a new Rights Agreement(1) (see Sections 5.1(q)(ii), 6.2 and 6.15(a) of the AIG/American Bankers Merger Agreement);

          (c) the control ceded to AIG over one of American Bankers' fundamental corporate process - - meetings of shareholders - - as evidenced by American Bankers' agreement to convene a meeting of its shareholders to consider the proposed AIG transaction regardless of whether the American Bankers Board continues to support the proposed AIG transaction (see Section 6.4 of the AIG/American Bankers Merger Agreement);

          (d) the abandonment by the American Bankers Board of its ability to determine and recommend to the best course of action for American Bankers' shareholders as evidenced by American Bankers' agreement not to recommend a competing acquisition proposal to American Bankers' shareholders (with no fiduciary out feature for 120 days) and its agreement not to withdraw or modify its recommendation of the proposed AIG transaction, subject to fiduciary obligations under applicable law (see Sections 6.2 and 6.4 of the AIG/American Bankers Merger Agreement);

--------------
(1) On February 20, 1998, American Bankers announced that it had entered into a new Rights Agreement to replace the existing Rights Agreement on March 10, 1998.

      TROUTMAN SANDERS LLP
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Honorable John W. Oxendine
February 24, 1998
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          (e) American Bankers' agreement to solicit shareholder approval of the proposed AIG transaction and its agreement to use "all best efforts...to consummate and make effective the [proposed AIG/American Bankers] Merger..." (see Sections 6.4 and 6.5(b) of the AIG/American Bankers Merger Agreement) coupled with the fact that R. Kirk Landon (American Bankers' Chairman and Chief International Officer) and Gerald N. Gaston (Vice-Chairman, President and Chief Executive Officer of American Bankers) have agreed, among other things, (i) to vote the approximately 8.0% of the outstanding common shares of American Bankers beneficially owned by them in favor of approving the proposed AIG transaction and (ii) upon request, to grant AIG an irrevocable proxy with respect to such common shares (see Section 2 of the AIG Voting Agreement);

          (f) the abandonment by American Bankers of its right to terminate the AIG/American Bankers Merger Agreement for at least 180 days in the context of a competing transaction proposal (see Sections 8.2 (iv) and 8.3(a) of the AIG/American Bankers Merger Agreement);

          (g) the control that AIG exerts over many of American Bankers' operational matters, including for example changes to its capitalization, modifications to employee benefit arrangements, modifications to investment guidelines or policies or entering into new quota share or other reinsurance transactions that do not meet certain specified criteria (see Section 6.1 or the AIG/American Bankers Merger Agreement);

          (h) the guarantee that current American Bankers' directors that so desire will be appointed as directors of the surviving corporation of the proposed merger of American Bankers and an AIG subsidiary (see Section 3.1 of the AIG/American Bankers Merger Agreement); and

          (i) the financial penalties (in the amount of $66.00 million) that would be imposed upon American Bankers if it or AIG terminates the AIG/American Bankers Merger Agreement (after 180 days in the case of American Bankers) as a result of the failure by American Bankers' shareholders to approve the AIG transaction or if American Bankers terminates the AIG/American Bankers Merger Agreement after 180

      TROUTMAN SANDERS LLP
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Honorable John W. Oxendine
February 24, 1998
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     days to enter into a competing transaction agreement (see Section 8.5(b) of the AIG/American Bankers Merger Agreement).


     Given these provisions, the contracts and agreements between AIG and American Bankers provide AIG with control over American Bankers. The failure of AIG and those persons controlling AIG to obtain the prior approval of your Department before entering into the foregoing contracts and agreements is in direct violation of the provisions of O.C.G.A. Section 33-13-3. Accordingly, Cendant respectfully requests that your Department immediately take all appropriate regulatory action to enforce your statutes and to require AIG and those persons controlling AIG to renounce, waive or otherwise relinquish each of the foregoing control provisions in the contracts and agreements with American Bankers.

     In addition, we believe that the willful violation of your statutes by AIG and those persons controlling AIG is, in itself, sufficient grounds to deny AIG's application to acquire control of American Bankers.


                                  Sincerely yours,


                                  /s/ Martin M. Wilson
                                  Martin M. Wilson

MMW\ls

cc:  Laura Badian
     Securities and Exchange Commission